UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 17, 2014

CALPINE CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-12079	77-0212977
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

717 Texas Avenue, Suite 1000, Houston, Texas 77002

(Addresses of principal executive offices and zip codes)

Registrant’s telephone number, including area code: (713) 830-2000

Not applicable

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 – ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On April 18, 2014, Calpine Corporation (“Calpine”) announced that it entered into a Purchase and Sale Agreement (the “Purchase Agreement”) with Calpine Project Holdings, Inc., an indirect wholly-owned subsidiary of Calpine (“CPH”), Calgen Expansion Company, LLC, an indirect wholly-owned subsidiary of Calpine (“CEC, and together with CPH, the “Sellers”), and NatGen Southeast Power LLC, a wholly-owned subsidiary of LS Power Equity Partners III, (“Purchaser”).

Pursuant to the Purchase Agreement, Purchaser has agreed, on the terms and subject to the conditions of the Purchase Agreement, to purchase from Sellers 100% of the limited liability company interests (collectively, the “Company Interests”) in (i) Mobile Energy LLC (“Mobile”), (ii) Santa Rosa Energy Center, LLC (“Santa Rosa”), (iii) Carville Energy, LLC, (iv) Decatur Energy Center, LLC, (v) Columbia Energy LLC and (vi) Calpine Oneta Power, LLC (collectively, the “Companies”), and thereby sell assets comprising 3,498 MW of combined-cycle generation capacity in Oklahoma, Louisiana, Alabama, Florida and South Carolina for a purchase price of $1.57 billion in cash, and subject to other adjustments including (i) the level of working capital and inventory at closing and (ii) actual capital expenditures relative to budgeted capital expenditures through the closing date. The transaction is targeted to close during the second quarter of 2014. Effective June 1, 2014, the purchase price will be subject to a per diem reduction for each day closing does not occur from and after June 1, 2014. As part of the transaction, Calpine has agreed to provide the Purchaser with certain spare parts by closing and other spare parts within specified periods, certain of which must be returned after a specified period.

The obligations of the parties under the Purchase Agreement are subject to various closing conditions, including, among others: (i) obtaining required governmental and third party consents and approvals, (ii) the absence of legal restraints that would make the transactions contemplated by the Purchase Agreement illegal or otherwise prevent the consummation thereof and (iii) terminating all required waiting periods applicable to the Purchase Agreement and the transactions contemplated thereby under the HSR Act. In addition, the obligations of Sellers and Purchaser are subject to certain other conditions, including: (i) the procurement of an order from FERC, authorizing the purchase and sale of the Company Interests pursuant to Section 203 of the Federal Power Act, (ii) consent of certain power customers and transportation providers to assignment of contracts and certain contract amendments, (iii) causing the Companies to operate and maintain the facilities in the ordinary course of business consistent with past practice and good industry practice, including (a) preserving the present business organization and reputation of the Companies, (b) maintaining the assets and properties of the Companies in good working order and condition and meeting certain availability targets, (c) maintaining the goodwill of certain key persons with whom the Companies have significant business relationships, (d) completion of certain maintenance activities and (e) refraining from taking certain actions before closing. In addition, all parties have agreed to use reasonable commercial efforts to take, or cause to be taken, all action, and to do, or cause to be done, and to assist and cooperate with each other in doing, all things necessary, proper or advisable to consummate and make effective, the transactions contemplated by the Purchase Agreement, including obtaining consents and approvals, and executing any additional instruments reasonably necessary to consummate the transactions contemplated by the Purchase Agreement.

The parties have agreed to customary indemnifications for breaches of representations, warranties or covenants made by the parties under the Purchase Agreement. The indemnifications for breaches of representations and warranties are capped at $157 million (except with respect to specific representations and in the case of fraud, bad faith or willful misconduct) and subject to a $15.7 million deductible. In addition, Purchaser has agreed to indemnify Sellers for specific matters identified in the Purchase Agreement.

The Purchase Agreement contains customary termination rights for the parties. In addition, the Purchase Agreement may be terminated at any time by Sellers or Purchaser if the closing fails to occur before October 14, 2014. If the Purchase Agreement is terminated by Sellers due to Purchaser’s default, Sellers’ sole and exclusive remedy is Purchaser’s payment of $109.9 million. If the Sellers default, the Purchaser may seek specific performance or contract damages subject to a limitation of $109.9 million.

ITEM 7.01 - REGULATION FD

On April 18, 2014, Calpine Corporation announced that it entered into a Purchase and Sale Agreement with Calpine Project Holdings, Inc., an indirect wholly-owned subsidiary of Calpine, Calgen Expansion Company, LLC, an indirect wholly-owned subsidiary of Calpine, and NatGen Southeast Power LLC, a wholly-owned subsidiary of LS Power Equity Partners III. A copy of the press release is being furnished as Exhibit 99.1.

The information in this Form 8-K, including Exhibit 99.1, shall not be deemed “filed” for purposes of Section 18 of the Securities and Exchange Act of 1934, as amended (the “1934 Act”), nor shall it be deemed “incorporated by reference” into any filing under the Securities Act of 1933, as amended, or the 1934 Act, except as may be expressly set forth by specific reference in such filing.

ITEM 9.01 — FINANCIAL STATEMENTS AND EXHIBITS

(d)	Exhibits

Exhibit No.	Description

99.1	Calpine Corporation Press Release dated April 18, 2014.*

*	Furnished herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CALPINE CORPORATION

By:	/s/ ZAMIR RAUF
Zamir Rauf
Executive Vice President and
Chief Financial Officer

Date: April 22, 2014

EXHIBIT INDEX

Exhibit No.	Description

99.1	Calpine Corporation Press Release dated April 18, 2014.*

*	Furnished herewith.